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                                                                    EXHIBIT 99.1

Janus Capital Group Inc.

March 5, 2003

Janus Contacts:
Jane Ingalls, 303-394-7311
Blair Johnson, 720-210-1439

                     JANUS CAPITAL GROUP ADJUSTS ITS DILUTED
                     EARNINGS PER SHARE CALCULATION FOR 2002

  RESULTS IN A $0.07 INCREASE IN REPORTED DILUTED EARNINGS PER SHARE FOR 2002;
        NO CHANGE IN REPORTED REVENUE, NET INCOME, BASIC EPS OR CASH FLOW

DENVER - Janus Capital Group Inc. (NYSE: JNS) announced today that its diluted earnings per share (EPS) for 2002 was $0.07 higher than previously reported. There is no change in reported revenue, net income, basic EPS or cash flow. The need for this adjustment was determined during the year-end audit process.

The adjustment to diluted EPS is being made to account for the effect of unvested restricted shares of Janus' subsidiary, Janus Capital Management LLC
(JCM). Statement of Financial Accounting Standards No. 128 requires companies to use the treasury stock method when accounting for unvested restricted shares. This method, which was not previously applied to JCM's outstanding unvested restricted shares, increases the company's 2002 diluted EPS by $0.07, to $0.38 from $0.31. (See table below.) Prior to the JCM restricted share grant on April 1, 2002, there was no material impact to the calculation of diluted EPS.

2002 EPS

                       As Previously
                          Reported          As Adjusted
                       -------------        -----------
2nd Q                      $ 0.30              $ 0.33
3rd Q                      $(0.60)             $(0.59)
4th Q                      $ 0.18              $ 0.20
Full Year                  $ 0.31              $ 0.38

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Using the treasury stock method, the company expects that there will be little or no difference between basic and diluted EPS for 2003 because the unvested restricted shares will have a minimal impact on the calculation.

ABOUT JANUS CAPITAL GROUP INC.

Based in Denver, Colorado, Janus Capital Group Inc. is a leading asset manager offering individual investors and institutional clients complementary asset management disciplines through the firm's global distribution network.

Janus Capital Group consists of Janus Capital Management LLC, Berger Financial Group LLC, Enhanced Investment Technologies LLC (INTECH) and Bay Isle Financial LLC. Janus Capital Group owns approximately 33% of DST Systems, Inc. (NYSE:
DST). As previously announced, Janus Capital Group has agreed to take a 30% ownership stake in Perkins, Wolf, McDonnell and Company.

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This press release includes statements concerning potential future events involving Janus Capital Group Inc. that could differ materially from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Janus' Annual Report or Form 10-K for the year ended December 31, 2001, on file with the Securities and Exchange Commission (Commission file no. 001-15253). Janus will not update any forward-looking statement made in this press release to reflect future events or developments.


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